3DIcon Appoints Sid Aroesty as CEO; Former Executive at Siemens (NYSE) and Diagnostic Products Corporation (NYSE)

TULSA, Okla., June 7, 2011 (GLOBE NEWSWIRE) -- Further fortifying its executive management team, 3DIcon Corporation (OTCBB:TDCP), a developer of volumetric, three-dimensional projection and display technologies, today announced the appointment of veteran executive Sid Aroesty.

Mr. Aroesty served in several senior management roles including President, COO, and Board Member from 1984 to 2006 at Diagnostic Products Corporation, a New York Stock Exchange-listed medical technology firm, which under his leadership grew to $450 million in revenues. It was sold to Siemens Healthcare for $1.87 billion in 2006. He played a key role in establishing a worldwide distribution network for the company's products which led to Diagnostic Products Corporation being listed several times by both Forbes Magazine and Business Week Magazine as one of the "Top 100 Growth Companies" and one of the "200 Best Small Companies in the U.S."

Following the acquisition of Diagnostic Products Corporation, Mr. Aroesty took the COO position at the Siemens division that acquired Diagnostic Products Corporation. At both companies he directed all operating activities including R&D, quality control, and regulatory affairs.

Mr. Aroesty has served on the Trustee's Council of the University of Rochester and sat as a Member of the Visiting Committee at the School of Engineering and Applied Sciences at the University of Rochester.

As CEO, Mr. Aroesty will be directing all components of 3DIcon's operations including oversight of technology development, as well as commercialization and marketing of the company's emerging technologies and products. Martin Keating, 3DIcon's Founder, President, and CEO has stepped down from his executive management positions and will remain as a Board Member.

Mr. Aroesty commented, "At this time 3DIcon has a tremendous opportunity to commercialize a transformative technology that touches nearly all industries. I intend to play an integral role in all aspects of the company's operations, designed to build revenues and shareholder value."

3DIcon Board Member Victor Keen added, "We've been able to attract an executive manager of Sid's caliber because our technology is promising on so many levels. 3DIcon is definitively poised for its next stage of growth. In making this transition, the board thanks Martin for all he has done for the company, as well as his initiative to put in place a management succession plan that is as visionary as his original inspiration for launching 3DIcon. We are pleased to continue to work with him as a member of our board."

About 3DIcon Corporation

3DIcon Corporation is a developer of groundbreaking 3D projection and display technologies that are designed to produce full color, high-resolution, 360-degree volumetric images, a development many consider to be the next step in 3D display technology. CSpace creates both dense and translucent images for use in mission critical functions including healthcare, security and defense. CSpace enables viewing inside organs, cargo containers, and baggage, as well as large scale terrain such as oceans and mountains, all of which are beyond the capabilities of other current display methodologies. The company also offers a software product, Pixel Precision®, which targets the R&D market for developers using Texas Instruments' DLP® line of products. For visualization of CSpace images please visit www.3dicon.net.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION ACT OF 1995

With the exception of historical information, the matters discussed in this news release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of 3DIcon could differ significantly from those statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to finance the company's operations, inability to hire and retain qualified personnel, and changes in the general economic climate. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms, or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by 3DIcon, or any other person, that such forward-looking statements will be achieved. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements.

CONTACT:	3DIcon Corporation
Judy Keating
918-494-0509